ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-269159

Dell International L.L.C.

and

EMC Corporation,

as Co-Issuers

PRICING TERM SHEET

$1,000,000,000 5.400% Senior Notes due 2034

March 4, 2024

This supplement (this “Pricing Term Sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement dated March 4, 2024 (the “Preliminary Prospectus Supplement”) supplementing the base prospectus dated January 9, 2023 (the “Base Prospectus”) included in the registration statement (File No. 333-269159) filed with the Securities and Exchange Commission (the “SEC”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent inconsistent with the information contained therein. Terms used but not defined in the Pricing Term Sheet will have the meanings assigned in the Preliminary Prospectus Supplement.

Co-Issuers:	Dell International L.L.C. and EMC Corporation (the “Issuers”)

Notes Ratings (Moody’s / S&P / Fitch):	Baa2 / BBB / BBB*

Title of Securities:	5.400% Senior Notes due 2034 (the “Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	April 15, 2034

Issue Price:	99.802% of the principal amount plus accrued interest, if any, from March 18, 2024

Coupon:	5.400%

Yield to Maturity:	5.425%

Gross Proceeds:	$998,020,000

Spread to Benchmark Treasury:	T+120 basis points

Benchmark Treasury:	4.000% UST due February 15, 2034

Benchmark Treasury Price / Yield:	98-06 / 4.225%

Interest Payment Dates:	April 15 and October 15 of each year, commencing October 15, 2024

Record Dates:	April 1 and October 1 of each year

Optional Redemption:	Make-whole call @ T+20 bps prior to January 15, 2034 (three (3) months prior to maturity) Par call on or after January 15, 2034 (three (3) months prior to maturity)

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

Trade Date:	March 4, 2024

Settlement Date:	March 18, 2024 (T+10)

The settlement date of March 18, 2024 is the tenth business day following the trade date (such settlement being referred to as “T+10”). Since trades in the secondary market generally settle in two business days, purchasers who wish to trade the Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

Distribution:	SEC Registered

CUSIP/ISIN:	24703DBN0 / US24703DBN03

Minimum Denominations:	$2,000 and $1,000 increments in excess thereof

Joint Book-Running Managers (in tiered alphabetical order):	Barclays Capital Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

UBS Securities LLC

Co-Managers (in alphabetical order):	BNY Mellon Capital Markets, LLC
ING Financial Markets LLC
Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc. Standard Chartered Bank Truist Securities, Inc.

Co-Syndicate Managers (in alphabetical order):	Samuel A. Ramirez & Co., Inc.
Telsey Advisory Group LLC

The Issuers have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Barclays Capital Inc., by telephone toll free: (888) 603-5847, BofA Securities, Inc., by telephone toll free: 1-800-294-1322, Citigroup Global Markets Inc. by telephone toll free: 1-800-831-9146, Deutsche Bank Securities Inc. by telephone toll free: 1-800-503-4611, Goldman Sachs & Co. LLC, by telephone toll free: 866-471-2526, J.P. Morgan Securities LLC, by telephone toll free: 1-866-803-9204 and Wells Fargo Securities, LLC, by telephone toll free: 1-800-645-3751.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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